PIMCO INVESTMENTS LLC

1633 Broadway, 45th Floor

New York, NY 10019

SELLING AGREEMENT

FOR ADVISOR CLASS SHARES OF

PIMCO VARIABLE INSURANCE TRUST AND

PIMCO EQUITY SERIES VIT

Ladies and Gentlemen:

PIMCO Investments LLC (“we” or “us”) is the distributor of the Advisor Class shares (the “Shares”) of those series of PIMCO Variable Insurance Trust and PIMCO Equity Series VIT (each a “Trust” and together the “Trusts”) set forth in Schedule A (collectively, the “Funds”). Shares are offered pursuant to the then-current prospectus, including any supplements or amendments thereto and any summary prospectus, of each of the Funds (the “Prospectus”). To the extent that a Prospectus contains provisions that are inconsistent with the terms of this Agreement, the terms of the Prospectus shall be controlling. We have the exclusive right to distribute shares of the Funds, including the Shares. As agent for the Funds, we hereby offer to sell Shares of the Funds to you, upon the following terms and conditions:

1.        All sales of Shares shall be made in conformity with that certain Participation Agreement, by and among us, the Trusts, and _____________(“Insurance Company”), dated as of _________________ (“Participation Agreement”). To the extent that the Participation Agreement contains provisions that are inconsistent with the terms of this Agreement, the terms of the Participation Agreement shall be controlling, provided, however, that Section 5.1 of the Participation Agreement shall not be construed to prohibit the payment of fees to _________________ (“You”) pursuant to Section 2 hereunder.

2.        The Funds have adopted Distribution and Servicing Plans (“Plans”) pursuant to which we, on behalf of each such Fund, will pay a fee to You equal, on an annual basis, of 0.25% of the Funds’ average daily net assets in Shares attributable to Your variable annuity and variable life insurance contracts (“Fee”) in accordance with the provisions of the Plans. We shall calculate and pay (or cause the Fund to pay) such compensation payable with respect to the Shares, if any, within 30 days of the end of the applicable quarter. The provisions and terms of these Funds’ Plans are described in their respective Prospectuses, and You hereby agree that we have made no representations to You with respect to the Plans of such Funds in addition to, or conflicting with, the description set forth in their respective Prospectuses.

3.        We may prospectively increase or decrease the Fee, in our sole discretion, at any time upon notice to You.

4.        In consideration of the Fee, You acknowledge and agree that You shall perform services with respect to the Shares that may include but are not necessarily limited to the following (the “Services”):

a.	provide personal and continuing services to beneficial owners of the Shares;

b.	receive, aggregate and process purchase, exchange and redemption orders of beneficial owners of Shares;

c.	answer questions and handle correspondence from beneficial owners of Shares about their accounts;

d.	forward shareholder communications to beneficial owners of Shares;

e.	receive, tabulate and transmit proxies executed by beneficial owners of Shares;

f.	advertise and prepare sales literature and other promotional materials, and pay related printing and distribution expenses with respect to the Shares;

g.

pay your employees or agents, or the employees, agents, sales personnel, or “associated persons” of other financial intermediaries who engage in or support the provision of services to investors and/or distribution of the Shares, including salary, commissions, telephone, travel and related overhead expenses;

h.	prepare, print and distribute Fund prospectuses (including summary prospectuses), statements of additional information, supplements thereto, and reports to prospective investors;

i.	organize and conduct sales seminars and meetings designed to promote the sale of the Shares;

j.

pay fees to one or more insurance companies, broker-dealers, banks, plan sponsors and recordkeepers, and other financial institutions (“Authorized Firms”) in respect of the average daily value of Shares beneficially owned by investors for whom the Authorized Firm is the dealer of record or holder of record, or beneficially owned by shareholders with whom the Authorized Firm has a servicing relationship;

k.	pay the expenses of obtaining information and providing explanations to variable annuity and variable life contract owners and wholesale and retail distributors of such contracts regarding

Fund investment objectives and policies and other information about the Funds, including the performance of the Funds;

l.	pay the expenses of training sales personnel regarding the Shares;

m.	pay the expenses of personal services and/or maintenance of variable annuity and variable life contract accounts with respect to Shares attributable to such accounts;

n.	recordkeeping services;

o.

such other similar activities, including any other activity that is primarily intended to result in the sale of Shares of the Funds, and services as determined by the Board of Trustees of the applicable Trust from time to time to the extent You are permitted to do so under applicable statutes, rules or regulations.

You shall not circulate or furnish to any investor any Prospectuses that have been withdrawn or supplemented, except in the latter case with the appropriate supplements.

5.        You may, at your expense, subcontract with any entity or person concerning the provision of the Services contemplated hereunder; provided, however, that You shall not be relieved of any of your obligations under this Agreement by the appointment of such subcontractor and provided further, that You shall be responsible, to the extent provided in Section 17 hereof, for all acts of such subcontractor as if such acts were Your own.

6.        You will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in Your business, or any personnel employed by You) as may be reasonably necessary or beneficial in order to provide such Services. Further, You shall establish, implement and maintain an adequate business continuity policy aimed at ensuring, in the case of an interruption to Your systems and procedures, the preservation of essential data and functions, and the maintenance of services and activities, or, where that is not possible, the timely recovery of such data and functions and the timely resumption of Your services and activities. You shall maintain a log of all business continuity events. In the event that a material business continuity event occurs, You shall advise us promptly of such event and the steps proposed in order to minimize any interruption to Your services hereunder.

7.        You and your employees will, upon request, be available during normal business hours to consult with us concerning the performance of your responsibilities under this Agreement. Upon our reasonable request, you will provide to us a written report of the amounts expended under this Agreement and a description of the purposes for which the expenditures are made.

8.        In addition, You will furnish to a Trust or its designees such information as such Trust or its designees may reasonably request (including, without limitation,

periodic certifications confirming the rendering of services as described herein), and will otherwise cooperate with us, the Trusts and their designees (including, without limitation, any auditors designated by a Trust), in the preparation of reports to a Trust’s Trustees concerning this Agreement and the monies paid, reimbursed, payable, or reimbursable pursuant hereto, the Services provided hereunder and related expenses, and any other reports or filings that may be required by law.

9.        By written acceptance of this Agreement, You represent, warrant, and agree that, to the extent required by law: (i) You have all necessary qualifications, authorizations and/or registrations relating to Your participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with You performed in connection with the discharge of Your responsibilities under this Agreement; (ii) to the extent required by law, You will provide to your customers a schedule of the services You will perform pursuant to this Agreement and a schedule of any fees that You may charge directly to Your customers for services You perform in connection with investments in a Trust on Your customer’s behalf; (iii) You will disclose to your customers any and all compensation payable to You by your customers in connection with the investment of their assets in a Trust, Your customers will authorize all such compensation, and such compensation shall not result in an excessive fee to You; and (iv) the arrangements provided for in this Agreement, including the compensation arrangements provided for in this Agreement, will be timely disclosed, to the extent necessary or appropriate, by You to your customers.

10.      If You receive, aggregate and/or forward purchase and redemption orders (i) all purchase and redemption orders with respect to Shares of a Trust submitted by You will be received in good order by You prior to the close of trading on that business day, and will be processed by You in compliance with Rule 22c-1 under the Investment Company Act and regulatory interpretations thereof; (ii) You have, and will maintain, policies and procedures reasonably designed to monitor and prevent market timing or excessive trading activity by investors; (iii) You will use your reasonable best efforts to prevent market timing or excessive trading activity that appears to be in contravention of a Fund’s policies and procedures on market timing or excessive trading as disclosed in that Fund’s Prospectus; (iv) You will, upon reasonable request, provide the applicable Trust or its agent with assurances regarding the compliance of Your handling of orders with respect to Shares of the Funds with the requirements of Rule 22c-1, regulatory interpretations thereof, and the Funds’ market timing and excessive trading policies; and (v) You will use your best efforts to cooperate with the Trusts or their agent(s) to implement policies and procedures to prevent market timing and/or excessive trading in the Funds and enforce the market timing and excessive policies disclosed in the Funds’ Prospectuses.

11.      If You act as nominee and hold a Trust’s Shares in nominee name, You will (i) provide, promptly upon request by such Trust or its agents, the Taxpayer Identification Number of all investors that purchased, redeemed, transferred, or exchanged Shares held through an account with You, and the amount and dates of such shareholder purchases, redemptions, transfers, and exchanges; (ii) execute any instructions from such Trust or its agents to restrict or prohibit further purchases or exchanges of Fund Shares by investors who have been identified by such Trust or its agents as having engaged, directly or indirectly, in transactions that violate policies established as to a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Trust; and (iii) either assess any applicable redemption fees adopted as to a Fund, or communicate to such Trust or its agents all information necessary for such Trust or its agents to assess such redemption fees directly against payment of redemption proceeds.

12.      You represent and warrant that You shall comply with any applicable privacy provisions of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission (the “SEC”), as well as with any other applicable federal or state privacy laws and regulations, including but not limited to (as applicable) the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. You shall implement and maintain appropriate security measures for personal information in accordance with applicable laws, rules and regulations. You agree that any “Non-Public Personal Information,” as the term is defined in Regulation S-P, that may be disclosed hereunder is disclosed for the specific purpose of permitting You to perform the services set forth in this Agreement. You acknowledge that, with respect to such information, You will comply with Regulation S-P and that You will not disclose any Non-Public Personal Information received in connection with this Agreement to any other person, except: (i) to the extent required to carry out Your services set forth in this Agreement; (ii) as otherwise required or permitted by law or regulation; or (iii) as requested by any regulatory body or governmental agency or body having jurisdiction over You.

13.       (a) You represent and warrant that You have implemented, and agree to maintain an anti-money laundering program, including a customer due diligence program, reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 (“BSA”), as amended by and the USA PATRIOT Act of 2001, and the Money Laundering Control Act of 1986, each as amended from time to time, and any rules adopted thereunder by the Financial Crimes Enforcement Network, and/or any applicable anti-money laundering laws of other jurisdictions where You conduct business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”). You further represent and warrant that Your anti-money laundering program includes written policies, a designated anti-money laundering Compliance Officer, ongoing training for employees, an independent audit to test the implementation of the program, a customer identification program, and risk-based procedures for conducting ongoing customer due diligence, to include, but not be limited to: (i) understanding the nature and purpose of customer relationships for the purpose of developing a customer risk profile; and (ii) conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update customer information.. You further represent and warrant that: (i) your anti-money laundering program shall be applied to its customers that purchase Shares of a Fund, consistent with its written procedures; (ii) it will cooperate with us and deliver information reasonably requested by us concerning shareholders that purchased Shares of the Fund sold by You necessary for You or the Fund to comply with the BSA; (iii) You will notify us, in writing, if it is found, by its compliance officer, an independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the BSA, any regulation implementing the BSA, or its anti-money laundering program; and (iv) You will promptly notify us or a Fund if You conclude that any shareholder has engaged in illegal or other conduct that warrants remedial account actions, such as freezing or closure of the shareholder’s account with Dealer, and Dealer will thereafter cooperate in good faith to provide such information as Distributor requires to satisfy its own anti-money laundering obligations.

(b)      You represent and warrant that neither You, nor any of Your subsidiaries, nor any officer, director, or employee of You or Your subsidiaries is an individual or entity (“Person”) that is, or is controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or any other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Further, You represent and warrant that You have complied with Sanctions in all material respects and have policies, procedures, and internal controls which are reasonably designed to ensure compliance with Sanctions. You and Your officers, directors, employees and other representatives will not, in violation of Sanctions, engage in any activities that directly or indirectly involve any Person, country, or territory that subject to Sanctions. You acknowledge Your ongoing and continuing obligations to comply with the applicable Sanctions. You will provide reasonable assistance to the other parties hereto in connection with their respective obligations under the applicable Sanctions. You will promptly disclose to us or a Fund if You become aware that any shareholder is subject to Sanctions or of any other activity related to this Agreement in breach of this provision, and we may terminate this Agreement with immediate effect in the event of such breach.

(c)      You represent, warrant, and covenant that (i) You and Your officers, directors, employees, agents and other representatives (together with You, each a “Relevant Person”) are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not commit, authorize or permit any action in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) You shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. You shall promptly notify us if a Relevant Person becomes aware of any breach of this provision, and we may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

14.      You agree to comply with all requirements applicable to You by reason of all applicable laws, including federal and state securities laws, the rules and regulations of the SEC, including, without limitation, all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, and the Investment Advisers Act of 1940. You further agree to maintain all records required by applicable law or otherwise reasonably requested by a Trust relating to services provided pursuant to the terms of this Agreement.

15.      You agree that under no circumstances shall a Trust be liable to You or any other person under this Agreement as a result of any action by the SEC affecting the operation or continuation of the Plan(s).

16.      We shall not be liable to You and You shall not be liable to us except for acts or failures to act which constitute lack of good faith or negligence and for obligations expressly assumed by any party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by You or by us of compliance with any applicable law, rule, or regulation.

17.      You will indemnify us and hold us harmless from any claims or assertions relating to the lawfulness of our participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with you or other subcontractors performed in connection with the discharge of Your responsibilities under this Agreement. If any such claims are asserted, we shall have the right to manage our own defense, including the selection and engagement of legal counsel of our choosing, and You shall bear all costs of such defense.

18.      Each party shall maintain and preserve all records required by law, rule and regulation to be maintained and preserved in connection with the activities contemplated herein.    A party hereto may request of another party, and the requested party shall provide as reasonable, copies of all the historical records relating to transactions contemplated herein, written communications regarding the Funds to or from investors, and other materials reasonably related to transactions contemplated herein. In addition, You shall provide our representatives and representatives of each Trust with reasonable access to Your personnel and records to: (i) enable them to monitor the quality of services being provided by You pursuant to this Agreement and Your compliance with this Agreement and applicable law, rule and regulation and (ii) verify amounts payable or owed under this or any related Agreement. The parties shall cooperate in good faith in providing records to one another.

19.      This Agreement will become effective with respect to each Fund on the date of its acceptance by You. Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund until terminated in accordance with its terms, provided that the continuance of the relevant Plan is specifically approved at least annually in accordance with the terms of such Plan.

20.      This Agreement will automatically terminate with respect to the applicable Fund(s) in the event of its assignment (as such term is defined in the 1940 Act), upon termination of the applicable Plan(s) or upon You violating any anti-money laundering, sanctions, or anti-bribery or corruption laws or engaging in any other unlawful conduct referenced in Section 13. This Agreement may be terminated with respect to a Fund by the applicable Trust, by us or by You, without penalty, upon sixty days’ prior written notice to the other parties and (unless terminated by the Trust) to the applicable Trust. This Agreement may also be terminated with respect to a Fund at any time without penalty by the vote of a majority of the applicable Trust’s Independent Trustees (as defined in the Plans) or a majority of the outstanding Shares of a Fund on sixty days’ written notice. Termination of this Agreement with respect to one Fund shall not result in termination with respect to the other Fund.

21.      This Agreement may be modified or amended, and the terms of this Agreement may be waived, only in writing with the consent of both parties. In this regard, this Agreement may be amended by us (but not by You) at any time by mailing a copy of a written amendment to You at the address shown below. In the absence of written objection to such amendment, continued performance by You under this Agreement shall constitute your consent to such written amendment.

22.      All notices and other communications to any party or a Trust will be duly given if mailed, telegraphed or telecopied to the appropriate address set forth below, or at such other address as any party or the applicable Trust may provide in writing to the other parties and the Trust.

If to PIMCO Variable Insurance Trust:	PIMCO Variable Insurance Trust
650 Newport Center Drive
Newport Beach, CA 92660

If to PIMCO Equity Series VIT:	PIMCO Equity Series VIT
650 Newport Center Drive
Newport Beach, CA 92660

If to the Company:	[ ]

If to Underwriter:	PIMCO Investments LLC
1633 Broadway, 45th Floor
New York, NY 10019

23.      This Agreement supersedes any other agreement between us and You relating to the services described herein in connection with a Fund’s Shares and relating to any other matters discussed herein. All covenants, agreements, representations, and warranties made herein shall be deemed to have been material and relied on by each party and the Trusts, notwithstanding any investigation made by any party or on behalf of any party, and shall survive the execution and delivery of this Agreement. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of New York and shall bind and inure to the benefit of the parties hereto and the Trusts and their respective successors. If a dispute arises between parties hereto that are members of FINRA, and such parties are unable to resolve the dispute between themselves, it shall be settled by arbitration to the extent required by and in accordance with the then existing FINRA Code of Arbitration Procedure.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

PIMCO INVESTMENTS LLC

By:
Title:

The foregoing Agreement is hereby accepted:

(Insurance Company Name)

By:
Title:

Date:

SCHEDULE A

TO THE SELLING AGREEMENT

For purposes of this Selling Agreement, Shares shall include Advisor Class shares of any series of the PIMCO Variable Insurance Trust or the PIMCO Equity Series VIT that offers Advisor Class shares and that is operating as of the date of this Selling Agreement or that thereafter commences operations, other than any such series that ceases operations.